EXHIBIT 12.1

                CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In Thousands, Except Ratio Amounts)

The following table reflects the computation of the ratio of earnings to fixed charges for the years indicated.

                                                                  Year Ended December 31
                                                   1989        1990        1991        1992        1993
Computation of Earnings:
 Income (Loss) from Continuing Operations
   Before Income Taxes and Cumulative Effect
    of Change in Accounting for Income
    Taxes                                       $(178,621)  $(193,969)  $(159,781)  $(101,306)    $(33,695)
 Add:
  Interest Expense                                268,089     312,422     323,123     289,479      276,698
  Interest Portion of Rent Expense                  4,642       5,235       5,445       5,899        6,065
  Amortization of Capitalized Interest              1,972       2,030       2,067       2,106        2,162
  Amortization of Deferred Financing Costs          1,139       1,423       1,841       6,549        5,551
  Equity in Net Loss of Affiliates                 10,941          24       3,380       9,402       12,827
  Earnings as Adjusted                          $ 108,162   $ 127,165   $ 176,075   $ 212,129     $269,608
Computation of Fixed Charges:
 Interest Expense                               $ 268,089   $ 312,422   $ 323,123   $ 289,479     $276,698
 Interest Portion of Rent Expense                   4,642       5,235       5,445       5,899        6,065
 Capitalized Interest                               1,005         718         396         766          908
 Amortization of Deferred Financing Costs           1,139       1,423       1,841       6,549        5,551
 Fixed Charges                                  $ 274,875   $ 319,798   $ 330,805   $ 302,693     $289,222
Ratio of Earnings to Fixed Charges                    .39         .40         .53         .70          .93
Deficiency in Earnings Required to Cover
 Fixed Charges                                  $ 166,713   $ 192,633   $ 154,730   $  90,564     $ 19,614